Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO INTERNATIONAL REPORTS RECORD THIRD QUARTER 2007 RESULTS

Dallas, Texas, October 25, 2007 . . . ENSCO International Incorporated (NYSE: ESV) reported net income increased by 24% in the quarter ended September 30, 2007, to $266.7 million ($1.82 per diluted share) on revenues of $551.9 million, as compared to net income of $214.8 million ($1.40 per diluted share) on revenues of $486.1 million for the quarter ended September 30, 2006.

Net income for the nine months ended September 30, 2007 was $753.4 million ($5.08 per diluted share) on revenues of $1,614.6 million, compared to net income of $559.3 million ($3.64 per diluted share) on revenues of $1,342.9 million for the nine months ended September 30, 2006.

The average day rate for ENSCO's jackup rig fleet for the quarter ended September 30, 2007, increased by 20% to $143,200, as compared to $119,400 in the prior year quarter. In the most recent quarter, a softer Gulf of Mexico jackup market and downtime related to inspection / mobilization of some of ENSCO's Europe / Africa jackup rigs contributed to a reduction in overall utilization of the Company's jackup fleet to 90% from 97% in the quarter ended September 30, 2006.

During the third quarter of 2007, the Company completed the authorized repurchase of $500.0 million of common stock that commenced in March 2006, and its Board of Directors authorized another $500.0 million for additional stock repurchases. During the third quarter, the Company repurchased 2.5 million shares of its common stock at a total cost of $145.1 million, or an average price of $57.74 per share. In total, ENSCO has repurchased 11.0 million shares of common stock at a cost of $577.5 million, or an average price of $52.65 per share, since March of 2006. The Company had $422.5 million remaining under its current stock repurchase authorization as of September 30, 2007.

Dan Rabun, Chairman, President and Chief Executive Officer, commented on the Company's current results and outlook: "We are pleased that the third quarter was another record for ENSCO. All of our international markets remained strong during the quarter. As previously disclosed, our results were adversely affected by persistent softness in the Gulf of Mexico jackup market and non-revenue mobilization days on two of our international jackups. In addition, we incurred approximately $5.0 million of expense in connection with the conclusion of operations in Nigeria. The results for the quarter ended September 30, 2007 also included a tax benefit of $11.1 million that resulted from the resolution of a prior period uncertain tax position.

"In response to market conditions, we continue to pursue international opportunities for several of our Gulf of Mexico jackup rigs. In this regard, ENSCO 81 is expected to mobilize to Mexico in December for a two-and-one-half year contract with PEMEX. With the relocation of ENSCO 81, 70% of our jackup fleet will be located outside the U.S. Gulf of Mexico.

"Our deepwater rig fleet expansion is proceeding as planned. ENSCO 8500, the first of our four 8500 Series ultra-deepwater semisubmersible rigs under construction in Singapore, is currently scheduled for delivery in the second quarter of 2008. Following delivery, commissioning and mobilization, ENSCO 8500 is expected to commence operations in the Gulf of Mexico in late 2008. The other three ENSCO 8500 Series® rigs are scheduled for delivery in the first and fourth quarters of 2009 (ENSCO 8501 and ENSCO 8502) and in the third quarter of 2010 (ENSCO 8503), with all but ENSCO 8503 now under contract.

"We estimate that we will incur a total of approximately 430 shipyard days in 2007 related to rig enhancement projects. ENSCO 93 entered a shipyard in late May 2007, with completion now expected by mid-February 2008. ENSCO 81 will enter a shipyard in late October for preparatory work prior to mobilization and commencement of its contract with PEMEX in Mexico in late December 2007.

"Looking ahead to the fourth quarter of 2007, we currently expect a decline in our quarterly earnings from the third quarter 2007 level due to the continuing softness in the U.S. Gulf of Mexico jackup market and mobilization downtime on several of our international jackups prior to commencement of new contracts. As we look ahead, we currently anticipate that 2008 will be another record year for ENSCO. Our deepwater initiatives are expected to show positive results in 2008 as we roll to a significantly higher day rate on ENSCO 7500 and as ENSCO 8500 begins operations. Most of our international rig days are contracted, and we expect continued positive results in these markets. We also believe additional opportunities will be presented as we seek to reposition some of our other Gulf of Mexico jackups into international service during 2008."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to future earnings expectations, trends in day rates, utilization or rig relocations, future rig rates or utilization, rig enhancement, shipyard work completion, and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, scheduled commencement dates for new contracts, rig relocations, market trends, expectations, outlook or conditions for the fourth quarter of 2007, 2008 and beyond. It is important to note that our actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand or new technology, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with offshore rig operations or, rig relocations in general, and in foreign jurisdictions in particular, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates our rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard, return to or enter service, (viii) changes in the dates new contracts actually commence, (ix) risks inherent to domestic and foreign shipyard rig construction, rig repair or rig enhancement, (x) unavailability of transport vessels to relocate rigs, (xi) environmental or other liabilities, risks, or losses including hurricane related equipment damage, loss or wreckage or debris removal in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xii) the impact of current and future laws and government regulation affecting the oil and gas industry in general including taxation, our operations in particular, as well as repeal or modification of same, (xiii) political and economic uncertainty, (xiv) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or removal of wreckage or debris, (xv) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xvi) our availability to attract and retain skilled or other personnel, (xvii) excess rig availability or supply resulting from delivery of new drilling units, (xviii) heavy concentration of our rig fleet in premium jackups, (xix) terrorism or military action impacting our operations or financial performance, (xx) the outcome of litigation, legal procedures, investigations or claims, and (xxi) other risks as described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.

All information in this press release is as of October 25, 2007. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Thursday, October 25, 2007, to discuss its third quarter 2007 results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing (719) 325-4901. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available by phone for 24 hours after the call by dialing (719) 457-0820 (access code 6846865). A transcript of the call and access to a replay or MP3 download can be found on-line on the ENSCO web site www.enscous.com in the Investors Section.

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

OPERATING REVENUES	$551.9	$486.1	$1,614.6	$1,342.9

OPERATING EXPENSES
Contract drilling	178.7	150.5	510.3	424.8
Depreciation	47.1	44.3	139.0	130.4
General and administrative	11.5	11.3	46.6	32.2

	237.3	206.1	695.9	587.4

OPERATING INCOME	314.6	280.0	918.7	755.5

OTHER INCOME (EXPENSE)
Interest income	7.1	4.3	19.6	9.3
Interest expense, net	--	(4.5)	(1.9)	(13.6)
Other, net	2.7	(0.4)	9.5	(3.3)

	9.8	(0.6)	27.2	(7.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	324.4	279.4	945.9	747.9

PROVISION FOR INCOME TAXES	57.7	64.7	192.5	195.0

INCOME FROM CONTINUING OPERATIONS	266.7	214.7	753.4	552.9

DISCONTINUED OPERATIONS, NET	--	0.1	--	5.8

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET	--	--	--	0.6

NET INCOME	$266.7	$214.8	$753.4	$559.3

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.83	$ 1.41	$ 5.10	$ 3.62
Discontinued operations	--	--	--	0.04
Cumulative effect of accounting change	--	--	--	--

	$ 1.83	$ 1.41	$ 5.10	$ 3.67

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.82	$ 1.40	$ 5.08	$ 3.60
Discontinued operations	--	--	--	0.04
Cumulative effect of accounting change	--	--	--	--

	$ 1.82	$ 1.40	$ 5.08	$ 3.64

AVERAGE COMMON SHARES OUTSTANDING
Basic	145.9	152.0	147.8	152.6
Diluted	146.6	153.3	148.4	153.7

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 622.9	$ 565.8
Accounts receivable, net	434.1	338.8
Other	104.5	82.6

Total current assets	1,161.5	987.2

PROPERTY AND EQUIPMENT, NET	3,215.1	2,960.4

GOODWILL	336.2	336.2

OTHER ASSETS, NET	51.6	50.6

	$4,764.4	$4,334.4

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 264.8	$ 217.8
Current maturities of long-term debt	167.1	167.1

Total current liabilities	431.9	384.9

LONG-TERM DEBT	300.0	308.5

DEFERRED INCOME TAXES	353.9	356.5

OTHER LIABILITIES	69.1	68.5

STOCKHOLDERS' EQUITY	3,609.5	3,216.0

	$4,764.4	$4,334.4

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended September 30,
	2007	2006

OPERATING ACTIVITIES
Net income	$ 753.4	$ 559.3
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation	139.0	130.4
Changes in working capital and other	(25.1)	(35.3)

Net cash provided by operating activities of continuing operations	867.3	654.4

INVESTING ACTIVITIES
Additions to property and equipment	(407.9)	(405.2)
Other	5.6	12.5

Net cash used in investing activities	(402.3)	(392.7)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(8.6)	(8.6)
Repurchase of common stock	(417.5)	(106.7)
Cash dividends paid	(11.2)	(11.5)
Proceeds from exercise of stock options	29.8	21.9
Other	(0.3)	1.0

Net cash used in financing activities	(407.8)	(103.9)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.1)	(0.1)
Net cash provided by operating activities of discontinued operations	--	2.9

INCREASE IN CASH AND CASH EQUIVALENTS	57.1	160.6

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	565.8	268.5

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 622.9	$ 429.1

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS (Unaudited)

			Second
	Third Quarter		Quarter
	2007	2006	2007

Contract drilling
Average day rates
Jackup rigs
Asia Pacific	$132,876	$ 91,844	$134,929
Europe/Africa	203,117	157,501	195,211
North and South America	112,643	127,088	113,696

Total jackup rigs	143,199	119,440	142,895
Semisubmersible rig - N. America	200,716	191,820	200,188
Barge rig - Asia Pacific	71,496	58,167	65,788

Total	$142,821	$119,627	$143,153

Utilization
Jackup rigs
Asia Pacific	99%	100%	99%
Europe/Africa	90%	100%	100%
North and South America	78%	93%	82%

Total jackup rigs	90%	97%	93%
Semisubmersible rig - N. America	97%	96%	97%
Barge rig - Asia Pacific	100%	100%	80%

Total	90%	97%	93%